Exhibit 10.1
                                                            ------------


                            EWN II(TM) Agreement

     THIS AGREEMENT, dated as of November 19, 1997 ("Effective Date") is made by and between MCI Telecommunications Corporation, a Delaware corporation, whose principal offices are located at 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (MCI) and The Nasdaq Stock Market, Inc. (Nasdaq), a Delaware corporation, whose principal offices are located at 1735 K Street, N.W., Washington, D.C. 20006.

     WHEREAS, Nasdaq desires to replace certain of its current private data networks with services provided by MCI utilizing a private line network or equivalent to private line network (including certain MCI supplied equipment, software and services) procured to meet its enterprise-wide needs;

     WHEREAS, Nasdaq released a Request for Proposal, dated February 1992, as amended (by Appendix F, attached hereto, dated 9/16/97) which states the requirements for networking and management services to meet certain of its and the Corporations' (as defined below) business and technical requirements (set forth as Attachment 1, incorporated herein and referred to as the RFP); and

     WHEREAS, Nasdaq desires to procure and MCI desires to provide (procure, install, manage, operate, and maintain) a network service which meets the requirements and specifications of the RFP and the EWNII(TM) Specification dated 9/16/97, as amended by the mutually agreed EWNII(TM) Design Document, excluding all Stage 1 and Stage 2 SDLC references (set forth as Attachment 2, incorporated herein and referred to as the Response). The RFP and the Response shall collectively be referred to herein as Specifications. In the event that the Response, in reference to the RFP requirements, has explicitly proposed a substitute requirement, a different means or method to meet the RFP requirement, or has otherwise taken an exception to meeting a requirement, the terms of the Response prevail to the extent of that substitution, different means or method, or exception.

     NOW THEREFORE, in consideration of the foregoing and the mutual promises and conditions herein contained, MCI and Nasdaq, intending to be legally bound, agree as follows:

     Section 1. Definitions.

     1.1. At Cost means: (1) if provided for by MCI Tariff, at the MCI Tariff rate; (2) if under an agreement which prohibits disclosure of the cost to Nasdaq, then at the price or rate calculated as mutually agreed upon in Attachment 3; or (3) otherwise, at the best price reasonably available to MCI at the time, given the size and nature of the procurement (documented upon request of Nasdaq), plus an administrative markup not to exceed 4%.

     1.2. Availability means the successful transmission and receipt of data for every MCI Service authorized at that site through that Router/Hub Port.

     1.3. Best Efforts shall mean a standard of performance that involves more than indifference to the other party's interests and requires more than a duty to attempt to act with diligence to fulfill an obligation, but does not require a party to disregard its own interests. Meeting a standard of best efforts may require a party to incur losses to a reasonable extent for the benefit of the other party and to exceed prevailing business practices, but does not require the party to imperil its own existence or to make total efforts to fulfill the obligation irrespective of all other considerations.

     1.4. Business Day shall mean any day that the Nasdaq Stock Market has Market Hours.

     1.5. A Component is a piece of hardware or a piece of software used by MCI to provide MCI Service under this Agreement. Components include Separable Components as defined in Section 1.16 of the Agreement.

     1.6. Confidential Information means information that is transmitted or otherwise provided by or on behalf of either party to the other party, or to which a party gains access, in the course of or incidental to the performance of this Agreement, and that should reasonably have been understood by the receiving party because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the disclosing party, an affiliate of the disclosing party or to a third party. Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means.

     1.7. The Corporations means The Nasdaq Stock Market, Inc. and/or its affiliates and subsidiaries.

     1.8. Data Stream means a logical telecommunications path from the nearest originating to the furthest terminating Component.

     1.9. Expedite shall mean a Nasdaq order to accelerate (by any number of days) a provisioning interval set forth in Attachment 3.

         1.10. Market Hours shall mean those hours when any market operated by the Corporations is accepting electronic entry of quotation, execution, electronic negotiation, or trade reporting data.

     1.11. MCI Day shall mean any day that MCI is officially open for business.

     1.12. MCI Service shall mean all Services and the Network supplied under this Agreement, including any individual Service.

     1.13. The Network is the combination of all the Components utilized under this Agreement with which MCI provides private data or equivalent to private data network service.

     1.14. Network Management Scripts means those software based instructions that can be created by or on behalf of MCI as the user of the TEMIP network management application software in order to manage and maintain various functions of that application, i.e. collection of backbone router events.

     1.15. A Router/Hub Port is a telecommunications path from the nearest originating to the furthest terminating Component containing logical data streams.

     1.16 A Separable Component shall mean a Component that may reasonably be separated from the Components without adversely affecting MCI's ability to operate in the ordinary course of its business and which MCI has procured by purchase, license or lease specifically for the provisioning of the MCI Service. For the purpose of clarity, Separable Components shall include the items of equipment MCI has procured (by lease, purchase or license) and placed on the premises of Nasdaq, the Corporations, the Subscribers or other authorized users of the MCI Service and such similar items as MCI shall have specifically placed in service on MCI premises in order to provide the MCI Services and Separable Components shall not include MCI's basic service network, such as fiber optic transmission lines and associated equipment and facilities and MCI's network management centers and associated equipment and facilities.

     1.17. Service means any features or functionality ordered by Nasdaq from MCI under this Agreement, including but not limited to: network management services, billing services, Installation services, and Maintenance services.

     1.18. Subscriber means any entity (other than the Corporations) authorized by the Corporations to receive information via the MCI Service from the Corporations, or an entity (other than the Corporations) authorized by the Corporations to connect to the Network.


     Section 2. Transition. This Agreement shall not be construed to supersede the agreement between the parties, dated July 20, 1993 (the "EWN I Agreement"), with respect to the provision of services to Nasdaq thereunder. The parties agree that the provisions of the EWN I Agreement shall govern the provision and purchase of services thereunder, while the provisions of this Agreement shall apply only to the provisions and purchase of MCI Services described herein, including but not limited to:
Installation, testing, acceptance, use of and payment for such MCI Services. Upon completion of the Installation Schedule for EWN II or in accordance with some other schedule mutually agreed by the parties, MCI shall decommission and deinstall EWN I (in accordance with the cost schedule of the EWN I Agreement), MCI shall take and use all EWN I components (as defined in the EWN I Agreement) as MCI determines in its sole discretion. Upon the deinstallation of the final router port (as defined in the EWN I Agreement), which shall occur no later than 60 days after the end of the EWN II Installation Schedule, the EWNI Agreement shall terminate, provided that Nasdaq shall remain liable for charges incurred and not paid under the EWNI Agreement.

     Section 3. Payment.

     3.1. ***** *

     3.2. (i) The price for MCI Service is set forth in Attachment 3 or the price otherwise stated in this Agreement. MCI may invoice Nasdaq for MCI Service upon commencement of any 24-hour Test and Acceptance criteria (discussed in Section 10.4). If the Service fails the 24-hour Test and Acceptance criteria, MCI shall credit Nasdaq for the Service charge until the Service passes the 24-hour Test and Acceptance criteria. MCI shall provide Nasdaq with monthly invoices as well as such electronic reporting and delivery of billing information as agreed to between the parties.

     (ii) MCI shall deliver each invoice to Nasdaq within thirty (30) days of the date of the invoice. Nasdaq shall to pay each MCI invoice within 30 days of the receipt by Nasdaq of such invoice. MCI shall provide Notice (in accordance with Section 16 below) to Nasdaq on or after the 30th day if MCI has not received payment of the invoice. Nasdaq shall pay MCI a late charge equal to interest at one of the following rates as Nasdaq may elect: nine percent (9%) per annum or the prime rate per annum, as published in the Wall Street Journal (or as otherwise agreed between the parties) and compounded daily on the past due amount from the 15th day following Nasdaq's receipt of MCI's Notice of late payment until such past due amounts are paid to MCI, except that such interest shall not apply to past due amounts that are the subject of a bona fide dispute as described below except to the extent that Nasdaq is ultimately obligated to pay such disputed amounts.


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* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


     If MCI (a) delivers more than one monthly invoice in any 20 day period or (b) delivers monthly invoices out of sequence and, as a result of either
(a) or (b), Nasdaq is not able to perform the invoice verification processes Nasdaq uses under the EWN I Agreement (or reasonably similar processes as they may be adapted for use under this Agreement) in time to make payment when due, MCI's rights to receive payment and/or security hereunder shall be suspended for an amount of time reasonably sufficient to enable Nasdaq to perform such verification processes and to make payment. For the purpose of clarity, MCI shall not have the right to receive late payment interest on amounts as to which the payment obligation has been suspended hereunder for the duration of such suspension.

     (iii) Nasdaq may withhold amounts otherwise due on an invoice in the event there is a bona fide dispute as to Nasdaq's payment obligation. In such event, Nasdaq shall provide Notice explaining in reasonable detail the basis for Nasdaq's dispute. Nasdaq will pay the disputed portion of any invoice within sixty (60) days of the date of receipt of the invoice by Nasdaq (such payment being without prejudice to any argument or right of Nasdaq), unless Nasdaq has initiated arbitration proceedings within that time period. MCI shall give interest on any credits or money settlements of disputed amounts that Nasdaq has previously paid at the rate of interest set forth above (as elected by MCI) calculated from the date of payment of the disputed amount that gives rise to the credit or settlement.

     (iv) ******

     (v) In the event Nasdaq has satisfied the Revenue Commitment prior to expiration of the initial term, the parties shall thereafter discuss potential reductions in the price for MCI Service.

     3.3. *****

     3.4. Taxes. All charges are exclusive of federal, state and local gross sales, use, excise, utility and gross receipts taxes, other similar tax-like charges, and tax-related surcharges imposed on MCI or Nasdaq in connection with MCI's provision and/or Nasdaq's use of the MCI Services, which Nasdaq agrees to pay. Taxes based on MCI's net income or real or personal property shall be the sole responsibility of MCI. In the event that Nasdaq provides MCI with a duly authorized exemption certificate, MCI agrees to exempt Nasdaq in accordance with law effective on the date the exemption certificate is received by MCI, provided that MCI is also entitled under applicable law to receive the exemption for which Nasdaq has provided a certificate.

     Section 4. Orders for Service.

     4.1 Orders for any Installation, Add, Inside Move, Change or Disconnect under this Agreement shall be provided to MCI solely by Nasdaq. Such orders shall include authorization allowing MCI to work with any designated Subscriber where Nasdaq deems appropriate. MCI shall not accept orders for any Installation, Add, Inside Move, Change or Disconnect or any other Service under this Agreement from any Subscriber directly.

     4.2 Orders for MCI Service will be controlled by the terms of this Agreement. Pre-printed terms of either party's purchase order shall have no binding effect on either party.

     Section 5. Specifications. MCI warrants and represents that MCI Service will meet the Specifications.

     Section 6. Conflicts. MCI warrants and represents that it is under no other duty or agreement nor during the effectiveness of this Agreement will it enter into any duty or Agreement which conflicts with or will materially and adversely affect MCI's ability to perform this Agreement. Assignment of this Agreement in accordance with its terms shall not be deemed a violation or breach of this warranty.

     Section 7. Intellectual Property Violations.

     7.1. ******

     7.2. *****

     Section 8. Commitment to Proposed Architecture.

     8.1. During the term of this Agreement (subject to any provisions as may be agreed for any period covered by a De-installation Plan, (a) MCI Service shall support at least the protocols in the Specifications as those standards exist presently and as they may be modified in the future and (b) every Component of MCI Service will continue to be covered under the Maintenance Section, and will be upwardly compatible with the prior Components of MCI Service. In particular this means that each Component--while it is free to implement new features not available in earlier Components of MCI Service: (a) must be able to communicate, without a degradation in performance or function, with any then existing Component of MCI Service and with any existing Corporation or Subscriber Router/Hub Port (as it is then configured), and with any component of any vendor which meets the same applicable standard(s); and (b) all changes or upgrades in peripherals or in MCI Service itself will not require change in Corporation application software or hardware.

     8.2. MCI agrees to regularly advise Nasdaq of emerging technologies that could positively impact the functional and financial performance of the MCI Service to Nasdaq. Both parties agree that financial benefits may be realized as a result of the implementation of new and improved technologies. Should Nasdaq desire to incorporate such new technologies into the MCI Service, both parties agree to negotiate in good faith the terms and conditions associated with the implementation of such new technologies.

     Section 9. Installation Schedule.

     9.1. The term Installation shall mean the carrying out and completion of all work, including procurement of Components, site surveys, scheduling, physical and logical connection of all Components to the Network to ensure that the Router/Hub Port is fully integrated into the MCI Service (to meet Specifications), testing, correction of any problems which cause the Router/Hub Port not to meet Specifications, required to meet the Specifications in connection with a site at which the MCI Service is to be provided under this Agreement.

     9.2. The parties will agree on a schedule ending 18 months from the Effective Date that includes the milestones in Attachment 7 and all Installations for Subscribers on EWNI and which is subject to change by mutual agreement of the parties (Installation Schedule). MCI will use its Best Efforts to meet the Installation Schedule in 18 months. For 20 months from the Effective Date, the penalties under Attachment 7 do not apply to any Installation. After the end of the 20th month following the Effective Date, MCI shall be subject to the penalties in Attachment 7 with respect to all Installations. The application of penalties in accordance with this Section shall be subject to Section 20.2.

     9.3. If Nasdaq alters any site's scheduled Installation date and the present and altered Installation dates are both more than 27 MCI Days in the future, no charge to Nasdaq may be made.

     9.4. MCI may charge Nasdaq the Expedite charge in Attachment 3 for any Expedite of a site's Installation date requested by Nasdaq less than 27 MCI Days before the then current Installation date, provided that, MCI completes the Installation by the advanced Installation date or would have completed the Installation by the advanced Installation date but for one or more of the reasons described in Section 20.2 excusing MCI performance in accordance therewith.

     9.5. Installation shall be performed during the hours directed by Nasdaq, unless an alternative is mutually agreed upon by the parties.

     Section 10. Installation Procedure.

     10.1 All work associated with an Installation must be performed in a good and workmanlike manner, in accordance with manufacturer and industry standards and specifications. All Separable Components used in the provision of MCI Service shall have been purchased new for MCI Service under this Agreement.

     10.2. After completion of work associated with an Installation, MCI shall insure that the exterior of Components and the surrounding areas are clean and that all discarded parts, supplies and other waste is removed from the premises. In any Installation, MCI shall use only replacement parts that perform to at least the manufacturers' specifications of the replaced item when new.

     10.3. Subject to Section 20.2, in the event it is foreseen that an Installation cannot be met or an Installation is not completed by the Installation date, MCI shall use Best Efforts to resolve the problem .

     10.4. During Installation, MCI will perform a 24-hour test procedure to verify that the MCI Service through the Router/Hub Port at the site meets Test and Acceptance criteria. The Test and Acceptance criteria are set forth in Attachment 6. The testing methodology may change from time to time to accommodate an improvement or efficiency in applicable technology provided the new Acceptance criteria is no less stringent that the original Acceptance criteria.

     10.5. If during the 24-hour acceptance test period, a Router/Hub Port does not meet the Test and Acceptance criteria, MCI shall repair the problem and provide additional test periods, until the Service meets the 24-hour Test and Acceptance criteria. If the Service fails the initial 24-hour Test and Acceptance criteria, MCI shall credit Nasdaq for the Service charge until the Service passes the 24-hour Test and Acceptance criteria.

     Section 11. MCI Notice of Requirements. MCI shall conduct an on-site survey on the Subscriber's premise and shall coordinate with the Subscriber in order to conduct the survey. MCI shall also provide Notice to Nasdaq of any facility requirements that must be in place at a Subscriber's site prior to commencement of any on-site Installation. Such Notice must be provided a minimum of 10 MCI Days prior to commencement of any on-site Installation. MCI shall confirm the date for commencement of on-site Installation at least 3 and not more than 5 MCI Days prior to commencement of the Installation at that site. Exceptions to this will be noted where MCI and Nasdaq agree that circumstances require a different Notice interval.

     Section 12. Installation, Inside Moves, Changes, Relocations and
Disconnect.

     12.1. As used in this Section: an Installation is as defined in
Section 9.1; a Disconnect is a de-Installation that requires the termination of a local telecommunications company circuit; an Inside Move is a Disconnect at one location and an Installation at a different location where no new local telecommunications company circuit is procured. a Relocation is a de-Installation at one site and an Installation at a different site where a new local telecommunications company circuit is procured; a Change is any other Installation or de-Installation of MCI Service.

     12.2. Charges and time parameters for Installations, Relocations, Inside Moves, and Disconnects are set forth in Attachment 3. Should Nasdaq order an Expedite from MCI of any interval set forth in Attachment 3, then MCI shall be entitled to charge Nasdaq the appropriate charge in Attachment
3. Except where inconsistent with terms of this Section, Services shall meet the requirements of the Maintenance Section of this Agreement.

     12.3 Any other Services like those or related to those described in this Section are At Cost, on an individual case basis.

     Section 13. Defect Notification.

     13.1. ******

     13.2. *****

     Section 14. Personnel.

     14.1. In no event shall a party or employees or agents of that party be or be considered employees or agents of the other party. Except as stated herein, matters governing the terms and conditions of employment of a party's employees and agents are entirely within the control of that party. Except as stated herein, each party's business matters such as work schedules, wage rates, withholding income taxes, disability benefits or the matter and means through which a party's obligations to its employees or other agents will be accomplished are entirely within the discretion of the party.


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* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


     14.2. Each party will be responsible for the supervision, direction and control of its own personnel while engaged in performance of activities under this Agreement.

     14.3. When this Agreement requires performance by MCI or Nasdaq employees or other agents or contractors on the other party's (including the Corporations') premises, the performing party shall carry and maintain Worker's Compensation and Employer's Liability Insurance covering its employees or other agents (or require its agents to carry and maintain such insurance) in accordance with the statutory requirement applicable to the location where services are to be performed. The performing party shall also carry and maintain adequate insurance coverage (or require its agents to carry and maintain such insurance) against losses or damages caused by the performing party's (including its other agents) negligence. Nasdaq understands that MCI self-ensures a large portion of its public liability insurance, and Nasdaq is free to do the same.

     14.4. ***** *

     14.5 *****

     14.6. Nasdaq may provide Notice to MCI of MCI Network Management and Project Management personnel it finds to be key to the performance of MCI's duties under this Agreement. Such personnel may be reassigned subject to MCI's standard personnel policies, provided MCI provides a reasonable transition period to: (1) another person capable of performing the same duties with equivalent qualifications; or (2) a means acceptable to Nasdaq by which the same duties are performed by competent personnel.

     14.7. Either party may provide Notice to the other with a list of its employees directly involved in performance of services under this Agreement who, during the effectiveness of this Agreement, may not be hired as an employee, consultant, or other agent of the other party to perform in or for the organizations identified below without the designating party's prior written consent, unless that person has not been an employee or subcontractor of the designating party for 6 months. For Nasdaq this prohibits hiring by or in order to provide services only to Nasdaq's Information Technology Division (or its successor). For MCI this prohibits hiring by or in order to provide services only to MCI National Account Project Management, Account Team, MCI Complex Bids/Technical Services or the Global Network Management Center (or their respective successors) providing services to a securities, commodities, or financial: institution, market, or vendor.

     14.8. Each party will comply with all applicable governmental regulations, pay all applicable taxes, and exercise control over its personnel (including other agents). Each party shall be responsible for its own employee taxes or other governmental taxes, fines, or fees (including all such taxes, any interest or penalties and reasonable attorney's fees and costs related thereto) related to the employment of its personnel, and shall indemnify and hold harmless the other party from any liability therefor.


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* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


     14.9. MCI shall obtain all approvals, permits, and licenses and pass all inspections, required for MCI Service under applicable law. Nasdaq shall assist in obtaining such, where necessary.

     14.10. MCI may perform its obligations through its subsidiaries or affiliates, or through the use of MCI-selected independent subcontractors or manufacturers; provided that MCI shall be solely responsible for the performance, duty, quality, and any breach by any agent of MCI, as if such agent were MCI. MCI shall obtain (or cause its subcontractors to obtain) any necessary permits, business licenses, bonds, or other governmental authority to perform its obligations under this Agreement.

     14.11. Nasdaq shall use reasonable efforts to provide MCI with administrative office space consisting of at least 3 offices and 11 cubicles. However, in no event will a failure or breach of this duty by Nasdaq be considered a breach of this Agreement.

     Section 15. Ownership of Intellectual Property/Licensing of Software

     15.1. Except as otherwise expressly provided by this Agreement, nothing herein shall be deemed to grant or transfer to a party or any third party any right in, or license under, any patents, copyrights, trade secret rights, trademarks, service marks or other intellectual property rights owned by, or licensed by a third party to, the other party, or as to Nasdaq, the Corporations, and as to MCI, its affiliates.

     15.2. The parties acknowledge and agree that as of the Effective Date, MCI is not licensing or otherwise providing any software, whether in object code, source code, or any other form, directly to Nasdaq or any other Corporation, under this Agreement for use on a stand-alone basis in order to access or otherwise use the MCI Service. If during the term of this Agreement, it is anticipated that such stand-alone licensing of software is desirable in connection with the MCI Service, then as a condition to any such license, the parties shall endeavor to negotiate in good faith appropriate applicable terms and conditions. If agreed upon by the parties, such terms and conditions shall be incorporated into this Agreement by way of written amendment unless otherwise determined by the parties.

     15.3. If during the term of this Agreement Nasdaq requests that MCI provide custom development in connection with the MCI Service, then if MCI agrees to undertake such development the parties shall endeavor to negotiate in good faith prior to commencement of the work appropriate applicable terms and conditions including without limitation the specifications and schedule for the deliverables, the ownership of any resulting intellectual property rights, and the consideration to be provided for the work. If agreed upon by the parties, such terms and conditions shall be incorporated into this Agreement by way of written amendment unless otherwise determined by the parties.

     Section 16. Points of Contact.

         16.1. The term Notice means written communications directed to the persons below in the manner directed in this section. Such communications shall be deemed to have been duly given upon actual receipt by the parties, or upon constructive receipt if sent by certified mail, return receipt requested, or any other delivery service which actually obtains a signed delivery receipt, addressed to the person named below to the following addresses or to such other address as any party hereto shall hereafter specify by written notice to the other party hereto.

     For MCI:

                   ***** *

     For Nasdaq:

                   *****

     16.2. In addition to the above communications, notices of material dispute or default shall also be delivered, with the same delivery requirements as stated in 16.1, to the following addresses:

         For MCI:
                  MCI Telecommunications Corporation
                  MCI Law and Pubic Policy-Commercial Law
                  5 International Drive
                  Rye Brook, New York,  10573

         For Nasdaq:
                  The Nasdaq Stock Market, Inc.
                  1735 K Street, N.W.
                  Washington, DC  20006
                  Attn: Office of General Counsel - Nasdaq Contracts Group

     Section 17. Equipment Insurance. MCI shall maintain replacement value insurance for Components located on the Corporation's and Subscriber premises. Notwithstanding the foregoing, the Corporations and Subscribers shall be liable for replacement value of any such Components at their respective locations to the extent of loss caused by either of them or damage by negligence, abuse or misuse, vandalism, failure to provide the same electrical or other operating environment as at Installation, or unauthorized alterations or attachments in violation of MCI prior provided specifications for said Components. MCI may self insure as necessary to comply with the terms of this subsection.

     Section 18. Warranties.

     18.1. *****

     18.2. *****

     18.3 *****

     18.4. In the event that this Agreement is terminated or upon expiration of the term hereof, Nasdaq may provide MCI Notice that it intends to license, lease, purchase or otherwise obtain an assignment of all or any portion of the Separable Components. Nasdaq thereafter may require MCI to make any or all of the Separable Components available to the Corporations for license, lease, or sale under reasonable terms and conditions, subject to any third party rights. In addition, with respect to any such license, lease, or sale, Nasdaq shall pay MCI all costs to Disconnect, package, and ship said Separable Components to the Corporations. If the parties are unable to agree to reasonable terms, the parties shall submit the matter to arbitration pursuant to the arbitration provisions of this Agreement. MCI shall take no action to adversely affect Nasdaq's ability to license the Separable Components from a third party.


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* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


     THE PARTIES ACKNOWLEDGE THAT MCI'S OBLIGATION HEREUNDER SHALL BE LIMITED TO CONVEYING ONLY SUCH RIGHTS AND TITLE AS MCI MAY HAVE AND WHICH MAY BE TRANSFERABLE. THE SEPARABLE COMPONENTS MADE AVAILABLE IN ACCORDANCE WITH THIS SECTION 18.4 SHALL BE MADE AVAILABLE ON AN AS IS, WHERE IS, BASIS WITHOUT ANY WARRANTIES (WHETHER EXPRESS OR IMPLIED) WHATSOEVER. IN PARTICULAR, MCI DISCLAIMS ALL IMPLIED WARRANTIES WITH RESPECT TO SUCH SEPARABLE COMPONENTS, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     18.5. Nasdaq warrants that any components attached to the Network that are Nasdaq-provided shall conform to FCC standards as stated in Part 68 of the FCC's rules.

     18.6. WITHOUT DEROGATION OF THE FOREGOING, THE WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT ARE THE EXCLUSIVE WARRANTIES AND NO OTHER WARRANTY, EXPRESS OR IMPLIED, SHALL APPLY. MCI SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES OF NONFRINGEMENT OF THIRD PARTY RIGHTS.

     18.7. Nasdaq represents and warrants as follows: (i) that it is duly organized, validly existing and in good standing under the laws of its State of formation; (ii) that it has the power and authority to execute, deliver and perform its obligations under this Agreement; (iii) that the person executing this Agreement on behalf of Nasdaq has been given the authority to bind Nasdaq and the Agreement constitutes or will constitute a legally binding and enforceable obligation of Nasdaq, except as such enforceability may be limited by provisions of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditor's rights and remedies generally or by general principles of equity; (iv) that the execution, delivery and performance of the Agreement will not be in contravention of, or will result in a material breach of any of the terms of Nasdaq's organizational documents, contracts or instruments to which Nasdaq is a party under which it is bound.

     18.8. MCI represents and warrants as follows: (i) that it is duly organized, validly existing and in good standing under the laws of its State of formation; (ii) that it has the power and authority to execute, deliver and perform its obligations under this Agreement; (iii) that the person executing this Agreement on behalf of MCI has been given the authority to bind MCI and the Agreement constitutes or will constitute a legally binding and enforceable obligation of MCI, except as such enforceability may be limited by provisions of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditor's rights and remedies generally or by general principles of equity; (iv) that the execution, delivery and performance of the Agreement will not be in contravention of, or will result in a material breach of any of the terms of MCI's organizational documents, contracts or instruments to which MCI is a party under which it is bound.

     Section 19. Encumbrances.

     19.1. Nasdaq shall keep the Components free and clear of all liens and encumbrances created by or through Nasdaq or the Corporations and shall otherwise cooperate to defend the interest of MCI and/or its Assignee in the Components and to maintain the status of the Components as equipment or personal property and not as attachments to real property. Nasdaq will promptly discharge any lien created by or through Nasdaq or the Corporations on the Components, or otherwise cause the removal of such lien before foreclosure, but in any event within 45 MCI Days of actual knowledge by Nasdaq of the lien. In the event a lien created by or through Nasdaq or the Corporations is imposed on the Components that may have an adverse effect on a proposed MCI action, then it must be removed in time to avoid such adverse affect. If requested by MCI, Nasdaq will, at Nasdaq's expense, furnish a waiver of any interest in the Components from any party having an interest in the real estate or building owned, leased, or used by Nasdaq in which the Components are located. Nasdaq shall permit and shall cause the Corporations to permit MCI or its Assignee reasonable access to inspect said Components (located on their respective premises) during normal business hours. Nasdaq shall reasonably assist, at the request of MCI, in attempting to arrange reasonable access to a Subscriber premises to permit MCI to inspect said Components during normal business hours. In the event that there is a failure or threatened failure of Nasdaq or the Corporations to perform its or their obligations under this Section, then MCI shall be entitled to discharge or otherwise cause the removal of any such encumbrance or lien and shall be entitled to reimbursement by Nasdaq with interest at the rate stated in Section 3.2 for any amounts reasonably expended in so doing.

     19.2. Nasdaq agrees to execute and deliver, upon demand, any documents necessary, in MCI's reasonable opinion, to evidence MCI's or its Assignee's interest in the Separable Components. In addition, Nasdaq appoints MCI as its attorney-in-fact for the sole purpose of executing and delivering any UCC financing statements required to protect and perfect any such interest.

     19.3. Nasdaq agrees to provide a notice to the Subscribers of a mutually agreeable text provided by MCI informing the Subscribers that they shall keep the Components free and clear of all liens, and of the possibility of reasonable inspection as provided under this Agreement. Nasdaq shall indemnify MCI for any costs, damages, expenses (including reasonable attorneys fees), incurred by MCI or its Assignee to discharge any liens created by or through Nasdaq, the Corporations or Subscribers, and to defend title to the Components.

     19.4 In order to assure that Nasdaq shall have quiet enjoyment of the MCI Services, MCI shall take all actions necessary or appropriate to prevent any third party from taking any action under any lien or other encumbrance created by, through, or because of MCI that threatens in any material respect to inhibit MCI's ability to perform hereunder (a "Third Party Action"), including but not limited to discharging or otherwise causing the removal of any such lien or encumbrance. MCI shall provide Nasdaq prompt Notice of any actual or threatened Third Party Action of which MCI has knowledge. In the event that there is a failure or threatened failure of MCI to take all actions (as described hereinabove) in respect of a Third Party Action, then Nasdaq shall be entitled to discharge or otherwise cause the removal of any such encumbrance or lien and shall be entitled to reimbursement by MCI with interest at the rate stated in
Section 3.2 for any amounts reasonably expended in so doing.

     Section 20. Performance Remedies and Liabilities.

     20.1. Performance remedies are set forth in Attachment 7.

     20.2. MCI shall not be liable for failure to meet Installation, Inside Move, Change, Relocation or Disconnect schedules nor for the monetary performance remedies in Attachment 7 on a Router/Hub Port-specific basis for: a) failure caused by the negligence of Nasdaq, the Corporations, Subscribers, or others authorized by Nasdaq to use the MCI Service with regard to the Separable Components located on Subscriber/Nasdaq/Corporation premises; or b) failure during the period that there is a failure of relevant power, equipment, systems or services at Nasdaq's (including the Corporations') or a Subscriber's site that are not provided by MCI; or c) failure during any period of scheduled maintenance or any period during which work requires access to the portion of the Subscriber site where access lines are physically terminated or the Nasdaq data center, but MCI or its agents or subcontractors are not afforded access; or d) failure during periods when repair requires release of Separable Components of the Network but Nasdaq, Subscriber or any of the Corporations elects not to release such Separable Components for testing or repair and continues to use the Service on an impaired basis. However, in the case of failure caused by Nasdaq, Corporation, or Subscriber negligence, MCI shall use its reasonable efforts to repair the failure as soon as is practicable. For the purpose of clarity, MCI shall be excused from failure to meet an Installation, Inside Move, Change, Relocation or Disconnect schedule or any other performance obligation under Attachment 7 to the extent (but only to such extent) that Nasdaq, the Corporations or a Subscriber or other entity authorized by Nasdaq to use the MCI Service has failed or refused to perform any act reasonably required on its or their part, consistent with standard industry practices to enable MCI to meet its performance obligation after MCI has made reasonable efforts to communicate any such requirements to Nasdaq. In addition, MCI shall not be liable to the extent (but only to such extent) as MCI is unable to meet the requirement due to force majeure (as described in Section 44) or the acts or omissions of any third party (excluding MCI agents, subcontractors and local access providers) which MCI does not control or have the right to control.

     20.3. An interruption period begins from the earlier of: (1) the time of Network Management system detection; or (2) report of the problem to MCI, unless the interruption begins outside the PPM, in which case the interruption period begins with the next PPM. An interruption period ends when MCI Service is operating according to the Repair Criteria set forth in Attachment 8. If Nasdaq (including the Corporations) or Subscriber reports the MCI Service to be inoperative but the Subscriber denies MCI reasonable access then, for monetary performance remedy purposes, the MCI Service is deemed to be impaired, but not interrupted until such release is given. MCI must notify Nasdaq if access to a site or the release of a Router/Hub Port is necessary for service restoration, but MCI believes the necessary access or release has been denied or not granted.

     20.4. MCI does not guarantee nor make any warranty with respect to Maintenance and/or Installations at sites at which there is present an atmosphere that is explosive, prone to fire, dangerous or otherwise unsuitable for such Installations.

     Section 21. Other Remedies and Liabilities.

     21.1. NEITHER NASDAQ AND/OR THE CORPORATIONS NOR MCI AND/OR ITS AFFILIATES SHALL BE LIABLE ONE TO THE OTHERS OR TO ANY SUBCONTRACTOR OF THE OTHERS, OR OTHER THIRD PARTY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), WARRANTY OR ANY OTHER CAUSE OF ACTION, FOR ANY LOSS OF DATA, INFORMATION OR USE, PROFITS,OPPORTUNITY OR REVENUE OR FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

     21.2 ***** *

     Section 22. Sharing of Use. MCI warrants that the MCI Service can be:
(1) used by employees and agents of Nasdaq, the Corporations, and the Subscribers; (2) used to process data for Nasdaq, the Corporations or any Subscriber; and (3) transferred or assigned among the Corporations without consent or additional fees, provided that Nasdaq provides MCI Notice no later than 10 days after the transfer or assignment, and within 15 days of delivery of such Notice, Nasdaq delivers to MCI or its Assignee a guarantee of payment (in a form reasonably acceptable to MCI or its Assignee) of all charges which may be incurred in respect of the Service which is transferred or assigned. Upon transfer, Nasdaq shall cause such Corporation to expressly assume in writing Nasdaq's obligations (including those related to Separable Components) to the extent of the transfer and Nasdaq shall remain liable for all obligations not transferred.

     Section 23. Diversity of Carriers and Routes and Backup.

     MCI must provide, during the effectiveness of this Agreement, diverse transmission paths and associated Components (and if available through diverse carriers or diverse points of presence, local loops) through electronically and physically diverse transportation methods such that nothing on the diverse paths can have a common single point of failure. Additionally, if local loop diversity is not available, then if requested by Nasdaq, MCI must provide, if possible, At Cost, diverse transmission paths and associated Components through electronically and physically diverse transportation methods such that nothing on the diverse paths can have a common single point of failure.

     Section 24. Maintenance.

     24.1. Maintenance shall mean Services conforming to the requirements of this Section. All maintenance and repair work must be performed in a good and workmanlike manner, in accordance with manufacturer and industry standards and specifications in order to keep MCI Service operating within Specifications. MCI may charge Nasdaq At Cost for mutually agreed-upon equipment replacement or repair only to the extent replacement or repair costs are attributable to: (1) damage or loss due to negligence, misuse or abuse; (2) failure to provide the same operating environment as at Installation (including but not limited to the failure to provide the same electrical power, or conditioning, or humidity control); (3) unauthorized alterations; (4) attachments of equipment to Separable Components in violation of MCI prior provided specifications; or (5) movement of Separable Components not authorized by MCI.

     24.2. MCI Service coverage, which includes hours for remote monitoring, hours for on-site NCC coverage at Nasdaq Data Centers, and hours for performance measurement (PPM), is detailed in Attachment 9.

     24.3. In the event of a situation that makes a Corporation data center inoperable or unusable for any period of time, Nasdaq may request MCI to provide connectivity to an alternate data center as expediently as possible At Cost. MCI will provide support to such alternative data center 24 hours a day, seven days a week At Cost.

     24.4. Nasdaq shall provide MCI reasonable access to any Nasdaq premises to permit MCI to respond to a service call or to perform preventive maintenance during the hours permitted by Nasdaq. Nasdaq shall assist, at the request of MCI, in attempting to arrange reasonable access to a Subscriber premises to permit MCI to respond to a service call or to perform preventive maintenance. During the time a Subscriber denies MCI reasonable access, MCI's obligations under the Performance Remedies and Liabilities Section are suspended for affected Router/Hub Ports.


* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


     24.5. After completion of work, MCI shall insure that the exterior of Components and the surrounding areas are clean and that all discarded parts, supplies and other waste is removed from the premises. In any maintenance or repair MCI shall use only replacement parts that perform to at least the manufacturers' specifications of the replaced item when new.

     24.6. Except for the uses and accesses contemplated by this Agreement, at no time will Nasdaq (including the Corporations) personnel, agents, subcontractors or any other entity under Nasdaq's control, intentionally make an unauthorized use, unauthorized access, or interfere with, download, disassemble or otherwise perform unauthorized manipulation of, any MCI Components (including, but not limited to, DECmcc, Circuit View work stations, TMS, COMS, NETPRO) used to provide the MCI Service except with the express authorization and under the direction of MCI. Except for cables at a Subscriber's premises, at no time will MCI personnel, agents, subcontractors ,or any other entity under MCI's control, intentionally use, access, interfere with, download, disassemble, or otherwise manipulate, any Nasdaq hardware or software except with the express authorization of Nasdaq (e.g., to enable MCI to resolve trouble tickets). The Corporations shall not reverse engineer or decompile any MCI provided software. Nasdaq agrees to provide a notice to the Subscribers of a mutually agreeable text provided by MCI informing the Subscribers, the Corporations, its agents, subcontractors or any entity under its control, that they shall not violate the terms of this provision. MCI shall have the right, upon providing Nasdaq reasonable advance notice, to correct, deinstall, or restore any MCI Component which Nasdaq, the Corporations or any Subscriber has disassembled, manipulated or otherwise modified without MCI's prior express authorization or direction. Nasdaq shall reimburse MCI for the cost of any such correction, deinstallation or restoration.

     Section 25. ***** *

     Section 26. Progress Meetings and Reports.

     26.1. Until completion of Installation of the sites in Attachment 6, MCI and Nasdaq representatives (including one management level representative able to discuss status, resolve problems, and accept responsibility for completion of action items from each of: the MCI International Data Networks Group (or its successor(s)) and MCI Project Management) shall meet once a week in person or by conference call. MCI must produce before the meeting, a written progress report outlining status and known material problems. MCI shall produce, before the next meeting, minutes and a list of action items coming out of each meeting.

     26.2. During the effectiveness of this Agreement, MCI and Nasdaq representatives (including one management level representative able to discuss status, resolve problems, and accept responsibility for completion of action items from each of: the MCI Network Operations; and Project Management) shall meet in person or by conference call once every other week or as mutually agreed to by the Parties. MCI shall produce, before the next meeting, minutes and a list of action items coming out of each meeting.


---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


     Section 27. Regulatory Responsibilities.

     27.1. MCI shall not be responsible for obtaining any necessary Securities and Exchange Commission approvals, but shall cooperate with Nasdaq in such, as requested.

     27.2. Nasdaq shall not be responsible for obtaining any necessary Federal Communication Commission, state or other applicable regulatory authority or approvals for MCI Service, but shall cooperate with MCI in such, as requested.

     27.3. MCI understands that the MCI Service, the Corporations, and the Corporations' ability to perform obligations under this Agreement are subject to the Securities Exchange Act of 1934, and the jurisdiction of the Securities and Exchange Commission and other regulatory bodies. In the event a rule, regulation, or final decision of a court or regulatory body having jurisdiction over Nasdaq (or the Corporations) has the effect of substantially inhibiting Nasdaq's use of the MCI Services (by, for example, prohibiting Nasdaq from providing its trading network services to the Subscribers), then Nasdaq may terminate this Agreement upon Notice to MCI without liability for the Revenue Commitment. If acts or omissions of MCI in connection with its performance of this Agreement were not a reasonable and substantial cause of such rule, regulation or final decision leading to such termination, Nasdaq shall be liable to MCI for an amount (which the parties agree is reasonable) equal to MCI's reasonably unavoidable reasonable out of pocket costs and expenses incurred in performing this Agreement through the effective date of such termination and including any reasonable costs incurred thereafter in winding down plus (ii) a reasonable amount of profit in respect of the MCI Services rendered through the effective date of such termination. For the purpose of this provision, a reasonable profit shall be calculated using MCI's pre-tax profit margin averaged over the two (2) quarters preceding such termination (exclusive the effects of any extraordinary items). The parties will agree on a reasonable schedule for payment of the amounts described above. If within 60 days of such termination event the parties are unable to agree on such amount and/or schedule, then either party may commence an arbitration under the arbitration procedures of this Agreement for the purpose of resolving the dispute.

     27.4. Nasdaq understands that the MCI Service, MCI and MCI's ability to perform obligations under this Agreement are subject to the Communications Act of 1934, and the jurisdiction of the Federal Communications Commission and other regulatory bodies. In the event a rule, regulation, or final decision of a court or regulatory body having jurisdiction over MCI has the effect of substantially prohibiting MCI from providing MCI Services, MCI may terminate this Agreement upon written Notice to Nasdaq without liability under the provisions of the Termination Section of this Agreement, but subject to the provisions of Section 18.4. If acts or omissions of MCI in connection with its performance of this Agreement were a reasonable and substantial cause of such rule, regulation or final decision leading to such termination, then MCI shall pay Nasdaq an amount (which the parties agree is reasonable) for Nasdaq's reasonable costs to migrate to a new service or carrier.

     27.5. MCI and Nasdaq understand that a Subscribers ability to perform obligations under this Agreement are subject to the Securities Exchange Act of 1934, the jurisdiction of the Securities and Exchange Commission, the Securities Investors Protection Corporation (SIPC), and other regulatory bodies.

     Section 28. Tariff.

     28.1. ***** *

     28.2. *****

     28.3. *****

     Section 29. Term and Termination.

     29.1. The initial term of this Agreement shall run for a period of 6 years, commencing with the Effective Date, unless terminated or canceled earlier by either party in accordance with the provisions hereof. At the conclusion of the 6 year period, this Agreement shall then automatically renew for successive 6 month terms until a party gives Notice of termination to the other not later than the beginning date of the next 6 month term.

     29.2. In the event a party breaches a material obligation under this Agreement, the other party may provide Notice of such breach and proposed termination. The party receiving the Notice shall have 60 days from the receipt of such Notice to cure the stated breach (except where this Agreement expressly provides for an alternate cure period). If the party has not cured the breach within the applicable cure period, the non-breaching party may then give a Notice of termination.

     29.3. Except for a termination for Nasdaq's breach of Section 3.2(iv), within 60 days of the date of the termination or cancellation Notice, the parties shall agree on a plan (the "De-installation Plan"), which shall include Regional de-installation, and continuation of other obligations--including network management--for a period of eighteen (18) months after the end of the last term, and which shall take into account changes in the Specifications which may reasonably be expected to be appropriate as the MCI Services are discontinued pursuant to such plan. If the parties have not reached agreement on a De-installation Plan within this 60 day period, either party may initiate arbitration procedures. Unless otherwise agreed by the parties, the arbitrator(s) shall hear the matter and produce a De-installation Plan within 60 days of the arbitration.

     29.4. The parties agree that each of the following events, by way of example and not limitation, shall constitute a material breach of this
Agreement: (i) Nasdaq failure to pay or to secure payment of MCI charges in accordance with its rights and obligations under Section 3.2; (ii) if either party becomes insolvent, makes an assignment for the benefit of creditors, files a voluntary petition or has an involuntary petition filed or action commenced against it under the United States Bankruptcy Code, or any similar federal or state law, becomes the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations and such event is not cured within thirty (30) days of its occurrence; (iii) if MCI materially breaches a material obligation under a material agreement with a third party (and fails to cure such breach in accordance with the terms of such agreement) which is reasonably required in order for MCI to meet its obligations hereunder; or (iv) if either party assigns this Agreement in violation of the provisions of Section 32.


---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


     29.5 MCI may not cease the provision of MCI Service in whole or in part prior to the end of the term or during the De-installation Plan period described in Section 29.3 unless in accordance with Section 40.3 or one of the following occurs:

     (a) Nasdaq has breached its obligations under Section 3.2 (iv) and has failed to cure such breach in accordance with the terms of Section 3.2(iv); or

     (b) Nasdaq or the Corporations are in material breach of any material obligations (other than payment as described in Section 3.2(iv)) which Nasdaq or the Corporations have failed to cure after receiving Notice of breach and of proposed termination as required under Section 29.2 of this Agreement and MCI has applied for and obtained from a court of competent jurisdiction an order permitting it to terminate provision of the MCI Service in part or in full, with the court having considered (i) the balance of hardships from the termination of the MCI Service on MCI and Nasdaq, (ii) MCI's likelihood of success on the merits on its claim of material breach, and (iii) public interest factors. MCI shall serve on Nasdaq all appropriate pleadings to support MCI's application for an order to terminate provision of the MCI Service in such time that Nasdaq can timely object to MCI's request for such an order.

     Section 30. [Not Used]

     Section 31. [Not Used]

     Section 32. Subsequent Parties; Limited Relationship. The obligations under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors, or assigns. MCI shall not assign or transfer (including by operation of law) this Agreement without the prior written consent of Nasdaq. Nasdaq shall not assign this Agreement, without written consent of MCI, except to another of the Corporations. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto (and any of the Corporations), or their respective permitted successors or assigns, any rights to remedies under or by reason of this Agreement; (b) constitute the parties hereto partners or participants in a joint venture; or (c) appoint one party the agent of the other.

     Nasdaq hereby consents to MCI's right to assign its right to that portion of the payments due under this Agreement which are allocable to the Separable Components (the "Component Payments") to the entity holding an ownership interest in the Separable Components (the "Assignee"), provided that, MCI shall remain liable for all its obligations not assigned hereunder. In the event that MCI or Nasdaq is in default under this Agreement or MCI is in default under its agreement with the Assignee and this Agreement is terminated, and Nasdaq has determined that it will retain use of the Separable Components under Section 18.4, then the Assignee may at any time direct Nasdaq by written Notice to make future Component Payments directly to such Assignee. Upon receipt of such Notice, Nasdaq shall thereafter make all Component Payments directly to the Assignee, at such location specified by the Assignee, free of any claim, counterclaim, recoupment, reduction, defense or offset with respect to MCI or any other person or entity other than Assignee, all of which Nasdaq hereby expressly waives with respect to Assignee, but reserves as to MCI.

     The Assignee shall not be entitled to recover from Nasdaq any payments made by Nasdaq to MCI in good faith before Nasdaq's receipt of the Assignee's Notice described herein.

     Upon assignment to a Corporation, Nasdaq shall notify MCI no later than 10 days following the assignment, cause such Corporation entity to expressly undertake, or by law undertake, Nasdaq's obligations (including those related to Components) to the extent of the assignment and deliver to MCI (within 15 days of delivery of the Notice of assignment to MCI) or its Assignee a guarantee of payment (in a form reasonably acceptable to MCI or its Assignee) of all charges which may be incurred by such Corporation under this Agreement. Upon Notice to Nasdaq of a breach of its obligation to cause a Corporation to undertake Nasdaq's obligations or to deliver an acceptable guarantee to MCI or the Assignee, Nasdaq shall have a 30 day cure period.

     Any unpermitted assignment, pledge, mortgage, or encumbrance of this Agreement, MCI Service, or any Component shall be void from its inception and shall not release the assigning party from its obligations under this Agreement.

     Section 33. [Not used.]

     Section 34. Test Bed. The terms for DEV NET II are contained in Attachment 13 hereto.

     Section 35. Documentation. Subject to its finalization and acceptance by MCI during the term of this Agreement, MCI shall provide to Nasdaq the documentation described in Attachment 10 (the "Technical Documentation"). The Technical Documentation shall be deemed the Confidential Information of MCI pursuant to Section 43 of this Agreement.

     Section 36. Security/Capacity/Disaster Recovery Matters.

     36.1. MCI shall have, during the effectiveness of this Agreement, up-to-date documentation of the physical configuration of the Network, including Installed locations, detailed information about all Components (including circuit routes), as well as documentation of MCI's disaster recovery and security mechanisms and contingency plans. MCI shall give Notice of any alteration in an MCI Service security mechanism or disaster recovery plan.

     36.2 MCI shall permit Nasdaq (including its agent or appropriate governmental representative), as required by its board, a court, or a governmental authority with jurisdiction over the Corporations (e.g. the Securities and Exchange Commission or the General Accounting Office) to make physical inspections of the premises housing physical Components of the Network, with reasonable Notice during normal business hours for the purpose of reviewing MCI Service (including capacity, security, Availability, integrity, privacy, and similar topics). MCI shall also make available to such persons reasonable access during normal business hours to MCI technical personnel and documentation to answer questions relating to past, present and future MCI Service (including capacity, security, Availability, integrity, privacy, and similar topics). MCI shall also reasonably cooperate with Nasdaq in compiling data for submissions required by regulatory authorities (e.g., SEC Automation Review Policy filings) or for Nasdaq internal system and Network planning purposes.

     36.3. Nasdaq shall permit MCI (including its agent or appropriate governmental representative), as required by a court, or a governmental authority with jurisdiction over MCI (e.g. the FCC or an applicable state commission) to make physical inspections of the Corporations' premises housing physical Components of the Network, with reasonable Notice during normal business hours for the purpose of reviewing MCI Service (including capacity, security, Availability, integrity, privacy, and similar topics). Nasdaq shall also make available to such persons reasonable access during normal business hours to Nasdaq technical personnel and documentation to answer questions related to past, present, and future MCI Service (including capacity, security, Availability, integrity of data, privacy, and similar topics).

     36.4. Each party shall give Notice to the other party of the names of the Network security/disaster recovery points of contact. In the event of disaster or security breach, each point of contact shall be the person responsible for coordinating and directing action by that party to resolve a security breach or disaster. These points of contact shall periodically stage mutually agreed upon Network tests of the disaster recovery plans and test response to security breaches; and MCI shall provide prompt Notice to Nasdaq of the results of each test and each response. MCI agrees to support, as required, the monthly (maximum) testing of Nasdaq's disaster recovery and security testing scenarios. MCI shall promptly provide Notice to Nasdaq of any security breach that did or potentially could impact the MCI Service and MCI's response.

     Section 37. Survival of Provisions. The obligations of the Payment, Confidentiality, Use of Nasdaq/MCI name and Marks, Indemnification, Limitation of Liability, Arbitration sections of this Agreement, any warranties, and any other provisions which by their nature are intended to survive shall survive the completion of performance, expiration or any termination of the Agreement.

Section 38. [Not used]

     Section 39. Use of Nasdaq/MCI name and Marks. MCI and its affiliates shall not use the names National Association of Securities Dealers, Inc., NASD, Inc., Nasdaq, Inc., NASD Regulation, Inc., Nasdaq International Market Initiatives, Inc., or NASD, Nasdaq, or NIMI (or the corporate names of other affiliates of Nasdaq ) in any advertising or promotional media without the prior written consent of Nasdaq. MCI and its affiliates shall not use any trademark or service mark of the Corporations, registered or unregistered, without prior written consent of Nasdaq. Nothing in this Agreement shall grant Nasdaq (including the Corporations) the right to use any trademark or service mark, trade name or confusingly similar mark of MCI and/or its affiliates or refer to MCI and/or its affiliates directly, or indirectly, in connection with any product, service, promotion or advertising without MCI's prior written approval. MCI understands that the imposition of this requirement may cause Nasdaq to delete reference to MCI and/or its affiliates in its communications about MCI Service to Subscribers, the Corporations, and their employees, directors, subcontractors, and other agents. Nasdaq shall advise the Corporations and Subscribers in writing not to use the names of any subcontractor of MCI and/or its affiliates, in advertising or promotional media in describing this Agreement or the work hereunder, without that entity's consent.

Section 40. Intellectual Property Indemnification.

     40.1 (A) MCI, at its expense, will indemnify, defend and hold harmless any and all of Nasdaq, the Corporations, Subscribers and their respective officers, directors, employees, and agents (collectively "Nasdaq Indemnitees") as to any third party claim, action, suit, or other proceeding ("Claim") alleging that the MCI Service or any portion or Component thereof provided hereunder by MCI to any of the Nasdaq Indemnitees infringes any patent, copyright, trademark, or other proprietary right, or constitutes misappropriation of a trade secret right, arising under the laws of the United States, Canada or Mexico (hereinafter collectively the "Primary Market").

          (B) As to any Claim alleging that the MCI Service or any portion or Component thereof provided hereunder by MCI to any of the Nasdaq Indemnitees infringes any patent, copyright, trademark, or other proprietary right or constitutes misappropriation of a trade secret right, arising under the laws of a country not within the Primary Market:

                           (1) where MCI directly provides the MCI Service in the country in which the right which is the subject of the Claim arises, then MCI shall, at its expense, defend, indemnify and hold harmless the Nasdaq Indemnitees from and against such Claim; and

                           (2) where MCI provides the MCI Service through a third party and not directly by MCI in the country in which the right which is the subject of the Claim arises, then the defense and indemnity and hold harmless for such Claim available to the Nasdaq Indemnitees shall be only that which MCI is able to pass through from such third party ("Pass Through Indemnities"), provided that (i) it is MCI's policy as of the Effective Date in contracting with such third parties to request that such parties provide the indemnify, defense and hold harmless reference above, (ii) in the event MCI ever changes such practice MCI will promptly inform Nasdaq in writing, and (iii) as to any country outside of the Primary Market, Nasdaq shall have the right to inquire as to whether MCI is providing the MCI Service through a third party, and if so, MCI shall promptly provide Notice to Nasdaq in writing as to the existence, nature and the extent any material limitations on such Pass Through Indemnities.

          (C) With respect to any indemnification obligations set forth in 40.1(A) and 40.1(B) above as to which MCI is directly providing the indemnity, MCI will indemnify and hold harmless the Nasdaq Indemnitees for damages finally awarded against any of them or agreed to by MCI in settlement of such Claim, and for any and all reasonable costs incurred by the respective Nasdaq Indemnitee(s) in connection with such Claim; provided, MCI shall have the exclusive right to defend, countersue, or settle any such Claim and to collect all damages, costs, fees, and other charges awarded from any such Claim.

     40.2 (A) Notwithstanding anything to the contrary in Section 40.1, MCI shall have no obligation to defend or indemnify any Nasdaq Indemnitee for any Claim to the extent arising out of or directly relating to: (i) detailed technical designs or specifications dictating the manner in which the MCI Service is implemented or designed, which designs or specifications are provided by a Nasdaq Indemnitee (provided the foregoing shall not apply if MCI knows that such designs or specifications are infringing or to any infringements resulting from a choice by MCI of a means of meeting the detailed technical designs or specifications when a noninfringing choice was known to MCI); (ii) modifications made directly to the MCI Service by any Nasdaq Indemnitee or its third party agent, other than modifications made by or with the written consent of MCI or its third party agent (or oral consent confirmed in writing), (iii) use of the MCI Service by any Nasdaq Indemnitee in combination with any other products, software, services or documentation not provided by MCI, if an element of such Claim is based upon products, software, services or documentation not provided by MCI; (iv) sale or other provision of the MCI Service by any Nasdaq Indemnitee to third parties, or (v) Nasdaq Indemnitee transmitted content, data, or other information.

     (B) Nasdaq shall defend, indemnify and hold MCI and all of its affiliates and their respective officers, directors, employees, and agents (collectively "MCI Indemnitees") harmless from and against any such claims covered by the exclusions set forth in 40.2 (A) (i), (ii), (iv) and (v) above.

     (C) With respect to any indemnification obligations set forth in 40.2(B) above as to which Nasdaq is directly providing the indemnity, Nasdaq will indemnify and hold harmless the MCI Indemnitees for damages finally awarded against any of them or agreed to by Nasdaq in settlement of such Claim, and for any and all reasonable costs incurred by the respective MCI Indemnitee(s) in connection with such Claim; provided, Nasdaq shall have the exclusive right to defend, countersue, or settle any such Claim and to collect all damages, costs, fees, and other charges awarded from any such Claim.

     40.3 If any Nasdaq Indemnitee's use of MCI Service is enjoined or otherwise prohibited, or if MCI reasonably believes that there exists a threat of the same, MCI shall as fast as is practicable, at its expense:
(i) obtain for the Nasdaq Indemnitee the right to continue to use the affected MCI Service; (ii) replace the affected MCI Service with a non-infringing service that conforms to the requirements of this Agreement; or (iii) modify the affected MCI Service so that it becomes non-infringing and otherwise conforms to the requirements of this Agreement. The election among the foregoing remedies shall be at MCI's sole discretion.

     40.4 MCI hereby agrees to promptly provide Notice to Nasdaq in writing of any and all motions or other pleadings served on MCI by third parties seeking injunctive relief which, if granted, would adversely and materially affect the MCI Service. In such case, MCI shall give Nasdaq the opportunity, at Nasdaq's option, to assist MCI in defending against such motion or other pleading and to assist MCI in any negotiations related to the settlement of such motion or other pleading.

     40.5 In any case where MCI or a third party providing a Pass Through Indemnity fails to perform under Sections 40.1 (A) or (B), Nasdaq shall bear no liability to MCI and its affiliates for any action(s) it may take in good faith in the defense, pursuit, settlement or enforcement with respect to such Claim(s). In such event, MCI shall provide reasonable information and assistance to Nasdaq in the defense of such Claim(s), and such information and assistance will be provided at MCI's expense. In any case where Nasdaq fails to perform under Section 40.2(B), MCI shall bear no liability to Nasdaq and the Corporations for any action(s) it may take in good faith in the defense, pursuit, settlement or enforcement with respect to such Claim(s). In such event, Nasdaq shall provide reasonable information and assistance to MCI in the defense of such Claim(s), and such information and assistance will be provided at Nasdaq's expense. In any case involving the MCI Service where MCI does not owe the Nasdaq Indemnitees an obligation to defend, indemnify and hold them harmless, the Nasdaq Indemnitees shall bear no liability to MCI and its affiliates for any action(s) the Nasdaq Indemnitees may take in good faith in the defense, pursuit, settlement or enforcement of such Claim(s). In all such cases, however, MCI shall provide reasonable information and assistance to the Nasdaq Indemnitees in the defense, pursuit, settlement, and enforcement of such Claim(s), and such information and assistance will be provided at the Nasdaq Indemnitees' expense. In any case involving a Claim arising under
Section 40.2(A)(iii) where Nasdaq does not owe the MCI Indemnitees an obligation to defend, indemnify and hold them harmless, the MCI Indemnitees shall bear no liability to Nasdaq and the Corporations for any action(s) the MCI Indemnitees may take in good faith in the defense, pursuit, settlement or enforcement of such Claim(s). In all such cases, however, Nasdaq shall provide reasonable information and assistance to the MCI Indemnitees in the defense, pursuit, settlement, and enforcement of such Claim(s), and such information and assistance will be provided at the MCI Indemnitees' expense.

     40.6. THIS SECTION SETS FORTH THE SOLE AND EXCLUSIVE REMEDIES OF THE NASDAQ INDEMNITEES AND THE MCI INDEMNITEES, RESPECTIVELY, AND THE ENTIRE OBLIGATION AND LIABILITY OF MCI AND NASDAQ, RESPECTIVELY, AS TO ANY CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY RIGHTS IN CONNECTION WITH THIS AGREEMENT.

     Section 41. General Indemnification. Each party agrees to indemnify and hold harmless the other (including the other's affiliates and their respective employees, officers, directors, and agents) and against any damages finally awarded and the reasonable costs and expenses incurred by the indemnified party (including reasonable attorney's fees) and arising out of any third party claim, suit, litigation or proceeding alleging that the acts or omissions of the indemnifying party in the performance of this Agreement proximately caused personal injury to (including personal injury resulting in death) or damage to tangible real or personal property of such third party.

     Section 42. Indemnification Procedure.

     Except as set forth to the contrary in Section 40.4 and 40.5, any right to indemnification is conditioned on: (1) prompt Notice of the claim after the party to be indemnified becomes aware of the claim (in a time frame that does not prejudice the defense of the claim); (2) reasonable information and assistance by the indemnified party as required to settle, defend, or bring a counter suit in conjunction with any claim, but at the expense of the indemnified party; and (3) the indemnifying party retaining sole authority to defend or settle the claim, provided that the indemnified party's cooperation is without waiver of that party's (including the Corporations') attorney-client, work product, or other legal privilege. The indemnifying party shall provide the indemnified party with periodic updates as to the status of any claim, provided that any such updates shall be Confidential Information under this Agreement and that the indemnifiying party shall not be obligated to privide any information in any fashion that could violate, destroy or threaten the subsequent assertion of any privilege otherwise available to the indemnifying party or any third party in connection with such claim. Notwithstanding the foregoing, the failure of an indemnified party to undertake any of the foregoing actions shall not relieve the indemnifying party of its indemnity obligation except to the extent that the indemnifying party's ability to fulfill such obligation has been materially prejudiced thereby. The provisions of this Section 42 shall apply to both Claims arising under Section 40 as well as claims arising under Section 41.

     Section 43. ***** *

     Section 44. Force Majeure. Either party shall have an extension of time to perform any obligation under this Agreement (except for the preexisting obligation(s) to pay moneys due hereunder) when prevented by causes (such as labor disputes, strikes, Acts of God, floods, earthquakes, casualty, war, acts of public enemy, riots, embargoes, regulations of a governmental authority with jurisdiction of the party--including the Corporations) that are not its fault and are beyond its control. Such extension shall continue during the pendency of the force majeure event, as long as the party whose performance is affected is using not less than all reasonable efforts under the circumstances to overcome the effects of the force majeure event. In the event the party claiming force majeure cannot overcome the effects of the force majeure by employment of such efforts, then the parties may negotiate a mutually agreeable alternative means to overcome the effects of the force majeure, provided that such agreement shall include any equitable adjustment of the charges applicable to MCI Service hereunder as appropriate to compensate for any additional costs which may be incurred to implement the agreed alternative. In the absence of any such agreement, Nasdaq have a right to terminate this Agreement without further liability to MCI (except for charges incurred prior to the effectiveness of such termination) if the event of force majeure continues for a period of twenty (20) consecutive days and MCI shall have a right to terminate this Agreement without further liability to Nasdaq (except for charges incurred prior to the effectiveness of such termination) if the event of force majeure continues for a period of sixty (60) consecutive days.


---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


     Section 45. Arbitration and Applicable Law. Unless the parties agree upon another arbitration forum, any claim, dispute, controversy or other matter in question (Dispute) arising out of or relating to this Agreement or the breach thereof, shall be settled by final, binding, arbitration to be held in New York City, New York, in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association, or their successor. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. A party shall initiate arbitration by giving Notice to the other of a demand for arbitration. The parties shall attempt to meet within 20 calendar days of the Notice to resolve the Dispute and attempt to agree on a single arbitrator. In the absence of such agreement, each party will provide Notice to the other of the name of one arbitrator within another 10 calendar days. After these two arbitrators are named, the two arbitrators will select a third within 10 calendar days. Parties may enforce the arbitration duties and subsequent awards in a court of law. The arbitrator shall have no power or authority to make awards or issue orders of any kind prohibited by this Agreement.

     Section 46. Security Regulations. MCI personnel will be instructed to comply with security regulations pertinent to each Corporation or Subscriber location and any oral security instructions or demands of that location's personnel. MCI personnel, when deemed appropriate by Nasdaq in its sole discretion, will be issued a visitor identification card by Nasdaq. Such cards will be surrendered by MCI personnel upon demand by Nasdaq and without further demand upon expiration or termination of this Agreement. MCI shall not attempt to gain access to restricted areas, to systems, or to Confidential Information in the possession of the Corporations or Subscribers beyond the access permitted by that entity.

     Section 47. Entire Agreement. This document, the Attachments, and the Specifications (collectively the Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, communications, writings and understandings. In the event of a conflict between the Specifications and this document (including the Attachments), the terms of this document shall prevail.

     Section 48. Governing Law. As to MCI's rights and obligations hereunder, this Agreement shall be deemed to have been made in the State of New York and shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by the Communications Act of 1934, as amended, and all applicable orders, rules, decisions, and regulations under such act, and to the extent such act is not applicable, by the laws of the State of New York, without reference to principles of conflicts of laws thereof. As to Nasdaq's rights and obligations hereunder, this Agreement shall be deemed to have been made in the State of New York and shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by as amended, and the Securities Exchange Act of 1934, as amended, and all applicable orders, rules, decisions, and regulations under such act, and to the extent such act is not applicable, by the laws of the State of New York, without reference to principles of conflicts of laws thereof. The parties hereby consent to submit to the jurisdiction of the courts of the State of New York in connection with an action or proceeding instituted relating to this Agreement. In the event of any conflict between construction and enforcement under the Communications Act of 1934 and the Securities Exchange Act of 1934, the matter shall be decided by applying the construction that most closely appears to effect the intentions of the parties as evidenced by the remainder of this Agreement.

     Section 49. Authorization. This Agreement shall not be binding upon a party unless executed by an authorized officer of that party. MCI, Nasdaq, and the persons executing this Agreement represent that such persons are duly authorized by all necessary and appropriate corporate or other action to execute the Agreement on behalf of MCI and Nasdaq.

     Section 50. Headings. Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     Section 51. Amendment, Waiver, and Severability.

     51.1. Except as otherwise provided herein, no provision of this Agreement may be amended, modified, or waived, unless by an instrument in writing executed by MCI and an officer of Nasdaq.

     51.2. No failure on the part of Nasdaq or MCI to exercise, no delay in exercising, and no course of dealing with respect to any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement.

     51.3. If any of the provisions of this Agreement, or application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which they are held invalid or unenforceable, shall not be affected thereby and each such term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     Section 52. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

     Section 53. Attachments. The following attachments are incorporated into and made part of this Agreement:


ATTACHMENT 1  - The RFP
ATTACHMENT 2  - The Response
ATTACHMENT 3  - Pricing and Service Intervals
ATTACHMENT 4  - Legal Actions - MCI
ATTACHMENT 5  - Legal Actions - Nasdaq
ATTACHMENT 6  - Test and Acceptance Criteria
ATTACHMENT 7  - Performance Remedies
ATTACHMENT 8  - Repair Criteria
ATTACHMENT 9  - Service Coverage
ATTACHMENT 10 - EWN II Documentation
ATTACHMENT 11 - Appendix F
ATTACHMENT 12 - Sample PD Report
ATTACHMENT 13 - DEV Net II

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.


The Nasdaq Stock Market, Inc. (Nasdaq),

By
   ------------------------------------

Name
   ------------------------------------
Title
   ------------------------------------


MCI Telecommunications Corporation (MCI),

By
   ------------------------------------
Name
   ------------------------------------
Title
   ------------------------------------


                                ATTACHMENT 1
                                  THE RFP





                                ATTACHMENT 2
                                THE RESPONSE




                                ATTACHMENT 3

                       PRICING AND SERVICE INTERVALS

*****


---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.




                                ATTACHMENT 4
                            LEGAL ACTIONS - MCI


                                    NONE







                                ATTACHMENT 5
                           LEGAL ACTIONS - NASDAQ


                                    NONE





                                ATTACHMENT 6
                        TEST AND ACCEPTANCE CRITERIA

                                 ***** *





---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.







                                ATTACHMENT 7
                       PERFORMANCE REMEDIES MATRICES
                              AND FLOW CHARTS

***** *





---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.





                                Attachment 7
                                   EWNII
                             Performance Remedy
                          Single T-1 Configuration
                       (Availability - Hours/Circuit)


                                Attachment 7
                                   EWNII
                             Performance Remedy
                       (Availability - Hours/Circuit)
                                 (Chronic)









                                Attachment 7

                           NETWORK RESPONSE TIME











                                Attachment 7

                                    RBS









                                Attachment 7

                            Installation Remedy

                                   *****







                                ATTACHMENT 8
                              REPAIR CRITERIA

The repair of a failed EWN II T-1 local loop will be coordinated by MCI Operations and will follow Digital Data Network (DDN) repair requirements for a Digital Data Service (DDS) Circuit. The DDS stress testing procedures are outlined in MCI's Private Line Handbook (MCIT 040 450 4025) which may change from time to time, in the DDS Section. The DDS Stress test duration is 25 minutes, and must pass strict testing objectives as outlined in the Private Line Handbook.

The repair of a EWN II Customer Premise router and/or hub (collectively referred to as CPE) will be conducted by the operations personnel located at the EWN II Network Control Center (NCC). Router testing will be conducted via NCC Management Platforms utilizing test procedures customary and reasonable within the industry to verify proper router configuration, and confirm that it is a reachable entity within the Network.









                                ATTACHMENT 9
                              SERVICE COVERAGE


Principal Period of Maintenance (PPM) the time periods used for the Performance Remedy measurements are Monday through Friday, 7:00 a.m. to 7:00 p.m. eastern standard/daylight time, for all sites Network-wide.

Staff On Site MCI will provide staffing in Rockville, MD and Trumbull, CT, Monday through Friday, 7 a.m. to 11:30 p.m. eastern standard/daylight time, to provide Network monitoring, maintenance and support of the MCI Service.

Remote Monitoring MCI will provide remote monitoring for all hours that MCI does not provide on-site staffing in Rockville, MD and Trumbull, CT, to provide Network Management support from the Global Network Management Center (GNMC).





                               ATTACHMENT 10
                            EWN II DOCUMENTATION

1.   Functional Specification Document
2.   IP Address Scheme Document
3.   Domain Name Service Document
4.   Logical Topology Document
5.   Installation Test Plans
6.   NMS Functional Specification Document
7.   DEVNET II Summary Document









                               ATTACHMENT 11
                                 APPENDIX F








                               ATTACHMENT 12
                          NASDAQ SAMPLE PD REPORT







                               ATTACHMENT 13
                                 DEV NET II

The parties agree that MCI will provide a development network ("DEVnet II") that will not be connected to the Network which will permit MCI, its subcontractor Digital Equipment Corporation and Nasdaq to test applications, Components and simulations of the Network pursuant to specifications to be provided to MCI by Nasdaq.

Notwithstanding anything in this Agreement to the contrary, the parties understand that MCI will use commercially reasonable efforts to create, maintain and support the DEVnet II, but its failure to do so shall in no way be deemed to be a material breach of this Agreement. Other than the performance credits specified in this Attachment 13, MCI will have no liability to Nasdaq with respect to DEVnet II, including its creation, maintenance, support or performance.

In the event of a dispute between the parties concerning the installation, performance or otherwise relating to DEVnet II, if Nasdaq chooses, the parties shall use their reasonable endeavors to settle such dispute in accordance with the following procedure:

     (i) A party which considers that a dispute exists shall draw such dispute to the attention of the other party's representation as set forth below (or another of at least the same level), or their successor:

          Nasdaq:  ***** *

          MCI: *****

     (ii) If such dispute is not resolved within ten (10) days, or such other shorter time as Nasdaq identifies or such other longer time as the parties may mutually agree, such dispute shall be referred to

          Nasdaq:  *****

          MCI: *****

     (iii) If such dispute is not resolved within ten (10) days, or such other shorter time as Nasdaq identifies or such other longer time as the parties may mutually agree, such dispute shall be referred to

          Nasdaq:  *****

          MCI:     *****



---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


     CURRENT DEVNET II OBJECTIVES

The following is a description of the current objectives of DEVnet II:

     1. Principal Period of Maintenance. The Principal Period of Maintenance ("PPM") for this network is Monday through Friday eastern standard/daylight time from 7:00 a.m. to 11:30 p.m. (5X16). Performance objectives will only be measured during the PPM. If a problem is reported or if problems with the system are detected outside of the PPM, the measurement hours begin at the start of the next PPM; otherwise the hours of measurement begin upon reporting or system detection of the problem.

     2. Trouble Reporting. MCI will accept trouble reports twenty four (24) hours a day, seven (7) days a week, with repair efforts initiated and measured during the PPM. Trouble reports received outside of the PPM will be addressed on a reasonable efforts basis. Corrective action underway at the close of the PPM will be continued upon NASDAQ's request, at an additional cost to NASDAQ; otherwise, problems unresolved at the close of the PPM will be re-addressed at the beginning of the PPM.

     3. Network Monitoring. NCC will actively monitor the performance of DEVnet II from its Trumbull, Connecticut location from Monday through Friday during the hours of 7:00 a.m. to 11:30 p.m. eastern standard/daylight time.

     4. DEVnet II Network Availability Objective. DEVnet II Network Availability will be measured over a twelve (12) month rolling period with results reported on a monthly basis and will be measured from the LAN at the Data Center to the router port at the Nasdaq premises:

a. DEVnet II Network Availability = Total Time during the PPM minus Down Time / Total Time during the PPM

b.   DEVnet II Network Availability Objective     :                98.80%

     5. Network Response Time. Network response Time for DEVnet II is equal to the time it takes an IP Datagram to leave the source node, traverse the backbone components, and return to the source node. This does not include response time of NASD provided components. MCI will measure response time for interactive (query/response) traffic as noted above. The source node will be the NMS System at the Data Center. The destination node will be varied to produce a representative sample. The sample will occur at regularly scheduled intervals during both open and off market hours. The sample packet size will be 177 bytes. Response time will be reported regularly, based on hourly averages for both open and off market hours. The goal is an average of 750 milliseconds.

     6. Variability of Broadcast. The definition of variability of broadcast is measured by RBS (DECrbs) based upon embargo time, release time, and a 500 millisecond window at the INP closest to the NASD user. RBS (DECrbs) determines the variance and if the 500 millisecond is exceeded an SNMP element (variability counter is set). An alarm will be defined to check the counter and report when the variability window has been exceeded. MCI will collect the number of broadcasts periodically that exceed the 500 millisecond window and tabulate a daily total of broadcasts that are outside of the 500 millisecond specification. The out of specification count will then be divided by the total messages for the day to derive the percentage of messages that did not meet specification. This percentage will not exceed one tenth of one percent (0.1%).

     7. Mean Time to Repair. DEVnet II will be measured during the PPM at both the network and access circuit levels as follows:

     Network:        8 Hours MTTR

     Access Circuit: 4 Hours MTTR


     8. Failure to Meet Network Availability Objectives.

     (a) In the event that at the end of a month during the service term in which DEVnet II is implemented, actual DEVnet II Network Availability (as measured over a twelve (12) month rolling period) is less than the DEVnet II Network Availability Objectives provided in Paragraph 4 above (a "DEVnet II Performance Failure"), then MCI shall have a period of 60 days (the "Cure Period") to cause DEVnet II to operate at levels so that when measured at the conclusion of the Cure Period actual DEVnet II Network Availability (as measure over a twelve (12) month rolling period) is equal to or greater than the DEVnet II Network Availability Objectives. In the event that at the conclusion of the Cure Period, actual DEVnet II Network availability (as measured over a twelve (12) month rolling period) is less than the DEVnet II Network Availability Objectives, MCI shall credit to Nasdaq, as Nasdaq's sole and exclusive remedy resulting from or relating to the DEVnet II Performance Failure, the amount of $10,000 for the month in which the DEVnet II Performance Failure occurred. For purposes of calculating DEVnet II Network Availability on a rolling 12 month period only, availability for those months in which DEVnet II was not yet implemented shall be deemed to be equal to the DEVnet II Network Availability Objective.

     Example 1:

(i)   Actual DEVnet II Network Availability at the conclusion of month 14
      (utilizing months 3-14)                                                   99.00%


(ii)  DEVnet II Network Availability Objective                                  99.80%

(iii) Actual DEVnet II Network Availability at the conclusion of
Cure Period month 16 (utilizing months 5-16)                                    99.50%

(iv)     Credit due for DEVnet II Performance Failure for month 14              $10,000

     Example 2:

(i)   Actual DEVnet II Network Availability at the conclusion of month 6
(utilizing months 1-6 and 6 months at 99.80%)                                   99.00%

(ii) DEVnet II Network Availability Objective                                   99.80%

(iii) Actual DEVnet II Network Availabilityat the conclusion of Cure Period
(utilizing months 1-8 and 4 months at 99.80%)                                   99.85%

(iv) No Credit due for DEVnet II Performance Failure

     (b) The above DEVnet II objectives have been established in concert with Nasdaq's operating criteria and requirements for this network, and have been mutually agreed to by both Nasdaq and MCI. These objectives have served as a design baseline and will also be used to measure and evaluate actual network performance. Other than as provided for in 8 (a) above, the performance objectives contained in this Attachment are not intended as a remedy for any other purpose.*****